Exhibit 10.8

THIRD AMENDMENT

TO

THE FIFTH THIRD BANCORP MASTER

PROFIT SHARING PLAN

(as amended and restated effective as of September 20, 2010)

Pursuant to the reserved power of amendment contained in Section 12.1 of The Fifth Third Bancorp Master Profit Sharing Plan (as amended and restated effective as of September 20, 2010) (the “Plan”), the Plan is hereby amended effective January 1, 2013 by revising Section 7.5(b)(8) in its entirety to read as follows:

(8) Loans shall be repaid only by payroll withholding properly authorized by the Participant; provided that the Administrator may allow complete prepayment through other means; and provided further, a Participant who is on a leave of absence may pay installments by cashier’s check, certified check or money order, to the extent his pay (if any) is insufficient to meet the repayment schedule.

IN WITNESS WHEREOF, Fifth Third Bank has caused this Amendment to be adopted as of this 29 day of July, 2013.

FIFTH THIRD BANK

BY:	/s/ Teresa J. Tanner